Exhibit 99.1

Sunshine Biopharma Reports 2025 First Quarter Results, Revenues Up 18% Over Same Period Last Year

FORT LAUDERDALE, FL / ACCESSWIRE / May 15, 2025 / Sunshine Biopharma Inc. (NASDAQ: “SBFM”) (the “Company”), a pharmaceutical company offering and researching life-saving medicines in a variety of therapeutic areas including oncology and antivirals today announced that it has filed its 2025 first quarter report on Form 10-Q on Thursday, May 15, 2025. The following are highlights of the report:

•	Revenues in first quarter of 2025 were $8.9 million, up 18% over revenue of the same period last year.

•	Appointed a new Chief Commercial Officer, Mr. Michel Roy, a leader in the pharma industry.

•	Launched 6 new generic prescription drugs including two antibiotics, two drugs for gastrointestinal disorders and two drugs for schizophrenia.

•	Completed additional studies on orthotopic human tumor models in mice further confirming the Company’s K1.1 mRNA Lipid Nanoparticle product as a novel therapeutic agent for human hepatocellular carcinoma.

"We are thrilled to report strong financial results for the first quarter of 2025, with an 18% increase in revenues compared to the same period last year. This growth reflects the continued dedication of our team, the trust of our customers, and the strength of our strategic initiatives. Sunshine Biopharma remains steadfast in its commitment to innovation, operational excellence, and delivering value to our stakeholders. As we move forward, we are focused on expanding our product pipeline, strengthening partnerships, and driving long-term sustainable growth. Our success is a testament to the resilience and ingenuity of our organization, and I am confident that we will continue to build on this momentum throughout the year," said Dr. Steve Slilaty, CEO of the Company.

The following are key elements of the Income Statement contained in the Company’s 2025 first quarter report:

	2025Q1	2024Q1
Revenue	$8,901,341	$7,541,046
Gross Profit	$2,730,426	$2,354,337
General & Administrative Expenses	$4,026,176	$3,704,926
Net Loss	$1,179,771	$1,283,801

About Sunshine Biopharma Inc.

Sunshine Biopharma currently has 70 generic prescription drugs on the market in Canada and 13 additional drugs scheduled to be launched in the remainder of 2025. Among the new drugs to be launched is NIOPEG®, a biosimilar of NEULASTA®. Like NEULASTA®, NIOPEG® is a long-acting form of recombinant human granulocyte colony-stimulating factor (filgrastim). It is indicated to decrease the incidence of infection in patients with non-myeloid malignancies receiving anti-neoplastic therapy. In addition, Sunshine Biopharma is conducting a proprietary drug development program which is comprised of (i) K1.1 mRNA, an mRNA-Lipid Nanoparticle targeted for liver cancer, and (ii) PLpro protease inhibitor, a small molecule for treatment of SARS Coronavirus infections. For more information, please visit: www.sunshinebiopharma.com.

All registered trademarks are the property of their respective owners.

Safe Harbor Forward-Looking Statements

This press release contains forward-looking statements which are based on current expectations, forecasts, and assumptions of Sunshine Biopharma Inc. (the “Company”) that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These statements appear in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, including statements related to the Company’s drug development activities, financial performance, and future growth. These risks and uncertainties are further described in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in the Company’s filings with the SEC. Reference is hereby made to cautionary statements and risk factors set forth in the Company’s most recent SEC filings.

For more information, please contact:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

2